Corcept Therapeutics Announces Fourth Quarter and Full-Year 2016 Financial Results; Increases 2017 Revenue Guidance

MENLO PARK, CA -- (Marketwired - March 06, 2017) - Corcept Therapeutics Incorporated (NASDAQ: CORT)

  2016 revenue of $81.3 million, a 62 percent increase from 2015
  Fourth quarter 2016 revenue of $23.8 million, a 59 percent increase from fourth quarter 2015
  2016 GAAP net income of $8.1 million, compared to GAAP net loss of $6.4 million in 2015
  Fourth quarter GAAP net income of $4.6 million, compared to $1.0 million in fourth quarter 2015
  2016 non-GAAP net income of $17.1 million, compared to $2.5 million in 2015
  Fourth quarter non-GAAP net income of $6.9 million, compared to $3.1 million in fourth quarter 2015
  2017 revenue guidance increased to $120 - $130 million

Corcept Therapeutics Incorporated (NASDAQ: CORT), a pharmaceutical company engaged in the discovery, development and commercialization of drugs that treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of cortisol, today reported financial results for the quarter- and year-ended December 31, 2016.

The company also increased its 2017 revenue guidance from $115 - $125 million to $120 - $130 million.

"Our Cushing's syndrome franchise performed well in 2016 and we are pleased with its strong start this year," said Joseph K. Belanoff, MD, Corcept's Chief Executive Officer. "The clinical specialists we hired in the middle of 2016 have become full contributors to our sales effort. Another cohort of clinical specialists has just completed its training. We look forward to their contributions later this year. Our highly-skilled field personnel continue to introduce new physicians to Korlym®, while experienced prescribers continue to identify additional patients who may benefit from the medication. Our growing revenues will fully-fund our planned clinical programs (Korlym, CORT125134, CORT125281 and CORT118335), our discovery and pre-clinical development work and the development of our FKBP5 gene expression assay -- a prospective new tool to help diagnose and treat patients with Cushing's syndrome."

Financial Discussion
Corcept reported revenue of $23.8 million for the fourth quarter of 2016 and $81.3 million for the full year. GAAP net income for the fourth quarter of 2016 was $4.6 million, or $0.04 per share, compared to net income of $1.0 million, or $0.01 per share, in the fourth quarter of 2015. For the full year, the company reported GAAP net income of $8.1 million, or $0.07 per share, compared to a net loss of $6.4 million, or $0.06 per share, in 2015.

Excluding non-cash expenses related to stock-based compensation and implied interest on the company's capped royalty obligation (the "Royalty Financing"), Corcept reported $6.9 million of non-GAAP net income in the fourth quarter, compared to non-GAAP net income of $3.1 million in the fourth quarter of 2015. Non-GAAP net income for 2016 was $17.1 million, compared to non-GAAP net income of $2.5 million for 2015. A reconciliation of GAAP to non-GAAP net operating results is set forth below.

Operating expenses in the fourth quarter of 2016 were $18.8 million, compared to $13.3 million in the fourth quarter of 2015. Full-year operating expenses were $71.1 million, compared to $53.7 million in 2015. These increases were primarily due to (i) greater compensation expense for the company's expanded sales force and operational costs resulting from increased sales volumes and (ii) increased spending on development of CORT125134 and other selective cortisol modulators.

Corcept's cash and cash equivalents were $51.5 million at December 31, 2016, an increase of $3.7 million from September 30, 2016 and $11.1 million from December 31, 2015. The company's cash balances reflect scheduled payments under the Royalty Financing of $4.4 million in the fourth quarter of 2016 and $14.8 million for all of 2016. Corcept expects to make its final payment under the Royalty Financing in July 2017.

About Cushing's Syndrome
Endogenous Cushing's syndrome is caused by prolonged exposure of the body's tissues to high levels of the hormone cortisol and is generated by tumors that produce cortisol or ACTH. Cushing's syndrome is an orphan indication that most commonly affects adults aged 20-50. An estimated 10-15 of every one million people are newly diagnosed with this syndrome each year, resulting in over 3,000 new patients annually in the United States. An estimated 20,000 patients in the United States have Cushing's syndrome. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are also common. Cushing's syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Korlym®
Korlym modulates the effect of cortisol at the glucocorticoid receptor, one of the two receptors to which cortisol binds, thereby inhibiting the effects of excess cortisol in patients with Cushing's syndrome. Since 2012, Corcept has made Korlym available as a once-daily oral treatment of hyperglycemia secondary to endogenous Cushing's syndrome in adult patients with glucose intolerance or diabetes mellitus type 2 who have failed surgery or are not candidates for surgery. Korlym was the first FDA-approved treatment for that illness. The FDA has designated it as an Orphan Drug for that indication.

About Corcept Therapeutics Incorporated
Corcept is a pharmaceutical company engaged in the discovery, development and commercialization of drugs that treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of cortisol. Korlym, a first-generation cortisol modulator, is the company's first FDA-approved medication. The company has a portfolio of proprietary compounds that modulate the effects of cortisol but not progesterone. Corcept owns extensive intellectual property covering the use of cortisol modulators, including mifepristone, in the treatment of a wide variety of metabolic, oncologic and psychiatric disorders. It also holds composition of matter patents covering its selective cortisol modulators.

Forward-Looking Statements
Statements made in this news release, other than statements of historical fact, are forward-looking statements. These forward-looking statements, including statements regarding anticipated future revenues, the timing of clinical trials and clinical trial results and expansion of the company's clinical and pre-clinical pipeline are subject to known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include the pace of Korlym's acceptance by physicians and patients, the cost, pace of enrollment in and the outcome of the planned trials of CORT125134, CORT118335 and CORT125281, development of an assay of FKBP5 gene expression, the protections afforded by Korlym's Orphan Drug designation and Corcept's other intellectual property rights. These and other risks are set forth in the company's SEC filings, all of which are available from the company's website (http://www.corcept.com) or from the SEC's website (http://www.sec.gov). Corcept disclaims any intention or duty to update any forward-looking statement made in this news release.

                      CORCEPT THERAPEUTICS INCORPORATED
                          CONDENSED BALANCE SHEETS
                               (in thousands)

                                                  December 31,  December 31,
                                                      2016          2015
                                                 ------------- -------------

ASSETS:
  Cash and cash equivalents                      $      51,536 $      40,435
  Trade receivables, net                                 9,860         6,221
  Inventory                                              5,164         4,482
  Other assets                                           2,193           764
                                                 ------------- -------------
    Total assets                                 $      68,753 $      51,902
                                                 ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Accounts payable                               $       2,290 $       1,325
  Deferred revenue                                           -           158
  Long-term obligation                                  14,664        27,493
  Other liabilities                                     10,420         4,428
  Stockholders' equity (deficit)                        41,379        18,498
                                                 ------------- -------------
    Total liabilities and stockholders' equity   $      68,753 $      51,902
                                                 ============= =============

                     CORCEPT THERAPEUTICS INCORPORATED
                     CONDENSED STATEMENTS OF OPERATIONS
                  (in thousands, except per share amounts)

                                  Three Months Ended        Year Ended
                                     December 31,          December 31,
                                 --------------------  --------------------

                                    2016       2015       2016       2015
                                 ---------  ---------  ---------  ---------

Revenues:
  Product sales, net             $  23,811  $  14,967  $  81,321  $  50,286

Operating expenses:
  Cost of sales                        561        364      2,058      1,361
  Research and development           6,484      4,089     23,844     15,419
  Selling, general and
   administrative                   11,760      8,863     45,240     36,949
                                 ---------  ---------  ---------  ---------
    Total operating expenses        18,805     13,316     71,142     53,729
                                 ---------  ---------  ---------  ---------
Income / (Loss) from operations      5,007      1,651     10,179     (3,443)

Interest and other expense            (410)      (692)    (2,039)    (2,965)
                                 ---------  ---------  ---------  ---------
  Net income / (loss)            $   4,597  $     959  $   8,140  $  (6,408)
                                 =========  =========  =========  =========

Basic and diluted net income /
 (loss) per share                $    0.04  $    0.01  $    0.07  $   (0.06)
                                 =========  =========  =========  =========

Shares used in computing basic
 net income / (loss) per share     111,902    109,191    110,566    106,883
                                 =========  =========  =========  =========
Shares used in computing diluted
 net income / (loss) per share     118,866    113,783    116,139    106,883
                                 =========  =========  =========  =========

                     CORCEPT THERAPEUTICS INCORPORATED
                RECONCILIATION OF GAAP TO NON-GAAP NET LOSS
                  (in thousands, except per share amounts)

                                     Three Months Ended      Year Ended
                                        December 31,        December 31,
                                    ------------------- -------------------

                                       2016      2015      2016      2015
                                    --------- --------- --------- ---------

GAAP net income / (loss)            $   4,597 $     959 $   8,140 $  (6,408)

Non-cash expenses:
  Stock-based compensation
    Research and development              433       260     1,312       839
    Selling, general and
     administrative                     1,525     1,233     5,747     5,174
                                    --------- --------- --------- ---------
      Total stock-based
       compensation                     1,958     1,493     7,059     6,013
                                    --------- --------- --------- ---------
  Accretion of interest expense
   related to long-term obligation        367       651     1,929     2,848
                                    --------- --------- --------- ---------
    Non-GAAP net income / (loss)    $   6,922 $   3,103 $  17,128 $   2,453
                                    ========= ========= ========= =========

GAAP basic and diluted net income /
 (loss) per share                   $    0.04 $    0.01 $    0.07 $   (0.06)
                                    ========= ========= ========= =========

Non-GAAP basic and diluted net
 income / (loss) per share as
 adjusted for non-cash expenses     $    0.06 $    0.03 $    0.15 $    0.02
                                    ========= ========= ========= =========

Shares used in computing basic net
 income / (loss) per share            111,902   109,191   110,566   106,883
                                    ========= ========= ========= =========
Shares used in computing diluted
 net income / (loss) per share        118,866   113,783   116,139   112,034
                                    ========= ========= ========= =========

CONTACT:
Charles Robb
Chief Financial Officer
Corcept Therapeutics
650-688-8783
crobb@corcept.com
www.corcept.com